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FOR IMMEDIATE RELEASE                                               Exhibit 99.1
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Contacts:
Kevin Cardullo                             Joel Weiden
Assistant Vice President, Finance,         Gavin Anderson & Co.
Globe Manufacturing                        212-515-1970
508-674-3585

       GLOBE MANUFACTURING CORP. EXTENDS FORBEARANCE AGREEMENT WITH BANKS

FALL RIVER, MA - SEPTEMBER 21, 2000 - Globe Manufacturing, a worldwide maker of Glospan/R/ spandex, today announced that it has reached an agreement with its bank lenders to extend its previously announced forbearance agreement until December 31, 2000.

Richard Heitmiller, vice chairman, CEO and president of Globe Manufacturing said, "We are working hard and making progress at developing a restructuring plan that will reduce our debt and help us continue to be a top competitor in the fiber industry. The support of our bank lenders and bondholders during this process has been gratifying and we hope to resolve our balance sheet issues quickly and with minimal impact on our operations. During the restructuring process, the company intends to meet all obligations of trade creditors and employees."

Under the forbearance agreement, the bank lenders will not exercise remedies available to them as a result of Globe's non-compliance with certain covenants and payment requirements of the bank credit agreement. As previously announced, the Company is actively involved in discussions with its bank lenders and bondholders regarding strategic alternatives that would enable it to reduce its long-term debt. The Company believes that under each of the scenarios it is considering, its trade creditors will be unimpaired.

Established in 1945, Globe Manufacturing Corp. produces Glospan/R/ and Cleerspan/R/ Spandex Performance Fibers and is a premier worldwide spandex fiber supplier. Available in a range of deniers from 20 through 5040 and various packaging put-ups, Glospan/R/ is distributed to over 40 countries through five major distribution channels. Globe is registered under the internationally recognized ISO 9000 standard as an ISO 9001 manufacturer.

This news release contains certain forward-looking statements concerning Globe's positioning for the future. As required by the Private Securities Litigation Reform Act of 1995, the company advises that forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those stated or inferred. These could include the failure of Globe to improve financial results or to maintain liquidity; the ability of the company to obtain liquidity; the ability of the company to close on a recapitalization; the inability of the company to successfully amend debt covenants for fiscal 2000; sudden marketing changes in product pricing or the cost of raw materials; failure of the company to successfully implement its value-added marketing strategy or other uncertainties listed from time to time in the company's filings with the SEC.


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